Independent Auditors' Consent


The Board of Directors
Synovus Financial Corp.:

We consent to the use of our report dated January 15, 2002, with respect to the consolidated balance sheets of Community Financial Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference to Community Financial Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, and to the reference to our firm under the heading "Experts" in the prospectus.


/s/KPMG LLP
KPMG LLP

Nashville, Tennessee
June 11, 2002





                                  Exhibit 23.2